Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of this 15th day of June, 2012 by and among STEMLINE THERAPEUTICS, INC., a Delaware corporation (the “ Company”), and IVAN BERGSTEIN, M.D. (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive and the Company are parties to an Employment Agreement dated October 9, 2007 (the “Prior Agreement”) and, pursuant to Section 15 of the Prior Agreement, wish to amend and restate such Prior Agreement; and

WHEREAS, Executive is willing to continue to serve as the Chief Executive Officer and President of the Company and the Company desires to continue to retain Executive in such capacity on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto hereby enter into this Employment Agreement (the “Agreement”) and agree as follows:

1.                                      Employment and Duties.

(a)                                 General.  This Agreement shall become effective as of the day the Company’s initial registration statement on Form S-1 is declared effective by the Securities and Exchange Commission (the “Effective Date”); provided that, the Prior Agreement shall remain in full force and effect until such Effective Date.  As of the Effective Date, the Company hereby employs Executive as the Chief Executive Officer and President of the Company and Chairman of the Board of Directors of the Company (the “Board”), and Executive agrees upon the terms and conditions herein set forth to be employed by the Company.  In such capacity, and all times during the Term Executive shall report directly to the Board.  Executive shall perform all of the duties normally accorded to such positions, as directed by the Company and shall have the full executive authority to manage the Company, including the authority to manage the Company in a manner consistent with applicable regulatory requirements and sound business practices.  During the Term, Executive shall also serve as the Chief Executive Officer and President of such other subsidiaries of the Company as designated by the Board, agreed by Executive, and approved by the boards of directors of such subsidiaries.

(b)                                 Services.  For so long as Executive is employed by the Company, Executive shall perform his duties faithfully and shall devote his full business time, attention and energies to businesses of the Company, and while employed, shall not engage in any other business activity that is in conflict with his duties and obligations to the Company; provided, however, Executive may continue his voluntary faculty position in the Department of Medicine of the New York Presbyterian Hospital-Weil Medical College of Cornell University and conduct certain other outside activities as described in Section 1(c) below.

(c)                                  No Other Employment.  During the Term, Executive shall not, directly or indirectly, render services to any other person or organization for which he receives compensation; provided, however, it shall not be a violation of this Agreement for Executive to:  (i) deliver lectures or fulfill speaking engagements; (ii) manage his personal investments; (iii) and, so long as such activities do not significantly interfere with the performance of Executive’s responsibilities as an employee of the Company, as determined in the Board’s reasonable discretion, then, upon the Board’s prior approval, Executive may serve on corporate, civic or charitable boards or committees, and teach at educational institutions in addition to that set forth in Section 1 (b) above.

2.                                      Term and Location of Employment.

(a)                                 Term.  Executive’s employment shall be “at will”.  The term of Executive’s employment under this Agreement (the “Term”) shall commence on the Effective Date and continue unless his employment is terminated pursuant to the provisions of Section 4 hereof.

(b)                                 Location.  Executive’s principal place of business shall be the Company’s offices in the Borough of Manhattan, New York City.

3.                                      Compensation and Other Benefits. the Company shall pay and provide the following compensation and other benefits to Executive during the Term as compensation for services rendered hereunder:

(a)                                 Salary.  the Company shall pay to Executive a base salary (the “Salary”) at an initial annual rate of $458,779, payable to Executive in accordance with the normal payroll practices of the Company as are in effect from time to time.  The amount of Executive’s Salary shall be reviewed annually by the Board in consultation with Executive, and may be increased, but not decreased, during the Term.  On an annual basis, commencing on January 1, 2013, and on each January 1 thereafter, the amount of the Executive’s Salary shall be increased, but not decreased, by the percentage by which the Bureau of Labor Statistics Consumer Price Index for All Urban Consumers (CPI-U) all items index, New York—Northern New Jersey—Long Island, NY-NJ-CT-PA (the “Relevant CPI Index”) for the calendar year ending December 31 immediately preceding the January 1 in question, increased over the Relevant CPI Index for the previous calendar year.

(b)                                 Annual Performance Bonus.  Executive shall be eligible to, and during the Term shall participate in the Company’s annual bonus plan, pursuant to which he will be given the opportunity to earn additional incentive compensation in an amount up to 50% of his Salary, depending upon his achievement of performance goals that will be established in writing in the first quarter of each calendar year during the Term by the Board in consultation with Executive (the “Annual Performance Bonus”).  The Board shall have the discretion to pay an Annual Performance Bonus in excess of the target amount. Any Annual Performance Bonus shall be paid to Executive in a cash lump-sum as soon as practicable following the end of the bonus performance period but no later than the seventy-fifth day of the calendar year following such bonus performance period.

(c)                                  Additional Bonus Payments for Achieving Certain Milestones.  Executive shall be eligible to receive additional bonus payments in amounts and forms determined by the

Board, upon the Board’s determination that certain milestones have been achieved (each, a “Milestone Incentive”).  Milestone Incentives may, in the Board’s discretion, be based on one or more of the achievements set forth on Annex A attached hereto, and such achievements may be updated by the Board in writing subsequent to discussions with Executive from time to time. Any additional bonus payment shall be paid to Executive as soon as practicable following achievement of the milestone but not later than the seventy-fifth day of the calendar year following such achievement of the milestone.

(d)                                 Equity Grants.  Executive shall be eligible for annual equity grants under the Company’s equity incentive plans offered by the Company during the Term.

(e)                                  The Company and Executive shall cooperate in good faith to establish a 10b5-1 plan consistent with prevailing market conditions.

(f)                                   Expenses.  the Company shall reimburse Executive for all ordinary and reasonable expenses incurred by Executive in connection with his employment hereunder upon submission of appropriate documentation or receipts in accordance with the policies and procedures of the Company as in effect from time to time.

(g)                                  Pension, Welfare and Fringe Benefits.  During the Term, Executive shall be eligible to participate in any employee benefit plans applicable to senior executives of the Company generally in accordance with the terms of such plans as in effect from time to time, including, without limitation, group life, medical, dental and other insurance, retirement, pension, and similar plans, and estate planning and tax preparation services in connection with Executive’s acquisition, holding, and/or disposition of the Company equity.  The foregoing shall not be construed to limit the ability of the Company or any of its affiliates to amend, modify or terminate any such benefit plans, policies or programs at any time and from time to time.

(h)                                 Vacation.  Executive shall be entitled to four (4) weeks of paid vacation per each calendar year, to be taken at a time mutually agreeable to the Company and Executive.  One week of Executive’s unused vacation time for a calendar year may be carried over to the following year.

4.                                      Termination of Employment.

(a)                                 Termination for Cause; Resignation Without Good Reason.

(i)                                     If Executive’s employment is terminated by the Company for “Cause” (as defined below) or if Executive resigns from his employment hereunder other than for “Good Reason” (as defined below), Executive shall be entitled to the following amounts:  (A) payment of his Salary accrued up to and including the date of termination or resignation, (B) payment in lieu of any accrued but unused vacation time, and (C) payment of any unreimbursed expenses (collectively, the “Accrued Obligations”).  Except to the extent required by the terms of the programs described in Section 3(g) or applicable law, Executive shall have no further right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination or resignation of employment.

(ii)                                      “Cause” means (A) the willful and continued failure by Executive to substantially perform his lawful duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) which is not cured by Executive within thirty (30) days after a written demand for substantial performance is delivered to Executive by the Board, such written demand specifically identifying the manner in which the Board believes that Executive has not substantially performed his duties; (B) a material breach by Executive of this Agreement (other than as described in (A) immediately above), which has a significant adverse effect on the Company; (C) a material breach by Executive of any confidentiality agreement of the Company to which he is a party, which has a significant adverse effect on the Company; (D) Executive’s conviction of, guilty plea or no contest plea to a felony or misdemeanor involving moral turpitude, or Executive’s commission of fraud, embezzlement, or theft or (E) Executive’s willful, knowing or deliberate misappropriation of material the Company assets; provided, however, that with respect to the circumstances described in clauses (B) and (C) of this definition, a termination by reason of any such circumstances shall be deemed to be for Cause only if such circumstances are not cured in all material respects within fifteen (15) days following written notice thereof to Executive.

(iii)                                   “Good Reason” shall mean any one or more of the following Good Reason conditions continues more than thirty (30) days following written notice from Executive to the Board specifying the nature of the Good Reason condition, such written notice to be given within ninety (90) days of the initial existence of the Good Reason condition: (A) a material adverse change in Executive’s title, authority, duties or responsibilities, in each case in his capacity as Chief Executive Officer and President of the Company only, (B) a diminution in Executive’s Salary, (C) the Company moves its headquarters to a location more than thirty miles outside of the Borough of Manhattan, such move deemed to be a material change in the geographic location at which Executive performs his services, (D) an alteration in reporting lines such that Executive is required to report to a person, board or committee in addition to, or other than, the Board, or (E) any other action or inaction by the Company that constitutes a material breach by the Company of this Agreement.

(iv)                                  Termination of Executive’s employment for Cause shall be communicated by delivery to Executive of a written notice from the Company stating that Executive will be terminated for Cause, specifying the particulars thereof and the effective date of such termination; provided, however, that no such written notice shall be effective unless the cure period specified in Section 4(a)(ii)(A) (if applicable) has expired without Executive having corrected the event or events subject to cure.  The date of a resignation by Executive without Good Reason shall be the date specified in a written notice of resignation from Executive to the Company; provided, however, that Executive shall provide at least thirty (30) days’ advance written notice of resignation without Good Reason.

(b)                                 Involuntary Termination.

(i)  If the Company terminates Executive’s employment for any reason other than death, Disability (as defined in Section 4(d) hereof) or Cause, or Executive resigns from his employment hereunder for Good Reason (such termination or resignation or being hereinafter referred to as an “Involuntary Termination”), (1) Executive shall receive payment of the Accrued Obligations; (2) the Company will pay to Executive as severance (the “Severance Payments”) a cash lump-sum equal to twenty-four (24) months of Executive’s then-current Salary, payable six months after the date of termination of employment provided Executive has continued to comply with his obligations under Section 5; and (3) any Annual Performance Bonus and/ additional bonus payment earned in the prior year but not yet paid, if applicable..  Such Severance Payments shall be subject to Executive’s execution of a customary release of all claims against the Company and its affiliates within sixty (60) days of termination, promptly provided to Executive, in a form prescribed by the Company and accepted by Executive and which does not release any payments (including the Annual Performance Bonus and additional bonus payments, to the extent earned) due Executive for his performance under this Agreement, or interests of Executive in the Assignment Agreement, does not release indemnification rights or D&O insurance as described in Section 6, and does not contain any post-employment restrictions or conditions that are in addition to those contained in this Agreement (the “Release”).  For the sake of clarity, in the event that as of the date of a termination pursuant to this paragraph Executive has achieved the performance goals or milestones specified for all or part of the current year’s Annual Performance Bonus and/or additional bonus payments, he shall remain eligible to, and provided he has continued to comply with his obligations under Section 5, receive as of the date he would have otherwise received such bonus had he remained employed, the portion of such bonus commensurate with such acheivements of goals and/or milestones, respectively.

(ii)                                  In the event of Executive’s Involuntary Termination, Executive (and his covered dependants, if any) shall continue to participate on the same terms and conditions as are in effect immediately prior to such termination or resignation in the Company’s health and medical plans provided to Executive pursuant to Section 3(g) above at the time of such Involuntary Termination for (A) six (6) months or (B) until Executive obtains other gainful employment and is covered by a health and medical plan, whichever occurs first. In the event that the Company’s health and medical plans at the time of such termination or resignation do not permit the Executive to continue to participate, Executive’s COBRA expenses for himself and his covered dependants, if any, shall be reimbursed by the Company for the earlier of (A) or (B), above. Nothing in this Agreement affects the obligations of the Company or diminishes the rights of Executive under COBRA.

(iii)                               The date of termination of employment without Cause shall be the date specified in a written notice of termination to Executive.  The date of resignation for Good Reason shall be the date specified in a written notice of resignation from Executive to the Company, but no more than ninety (90) days from the end of the cure period specified in Section 4(a)(iii) (if applicable); provided, however, that no such written notice shall be effective unless the cure period specified in Section 4(a)(iii) (if applicable) has expired without the Company having corrected the event or events subject to cure.

(c)                                  Changes in Control within a Year of Involuntary Termination.  Upon a Change in Control (or the signing of a definitive agreement, the consummation of which will result in a Change in Control) within one year of Executive’s Involuntary Termination, then Executive shall receive, conditioned upon his execution of an additional Release, a cash lump sum payment equivalent to 2.99 times the cumulative total of his current or most recent annual Salary and Annual Performance Bonus (which for purposes of this calculation shall assume all targets stated therein were met), less any Severance Payments previously received.

“Change in Control” shall mean:

(i) there is a consolidation or merger of the Company in which the Company is not the continuing or surviving corporation; or there is any other merger or consolidation if, after such merger or consolidation shareholders of the Company immediately prior to such merger or consolidation hold less than 50% of the voting stock of the surviving entity;

(ii) there is a sale or transfer of all or substantially all of the assets of the Company in one or a series of transactions or there is a complete liquidation or dissolution of the Company; or

(iii) any individual or entity or group acting in concert and affiliates thereof, acquires, directly or indirectly, more than 50% of the outstanding shares of voting stock of the Company.

(d)                                 Termination Due to Disability.  In the event of Executive’s Disability, the Company shall be entitled to terminate his employment. Such termination shall be treated as an Involuntary Termination under Section 4(b)(1). In the case that the Company terminates Executive’s employment due to Disability, Executive shall be entitled to payment of the Accrued Obligations and any disability benefits that are provided under the terms of any plan, program or arrangement referred to in Section 3(g) applicable to Executive at the time of his Disability.   “Disability” shall mean (i) the Executive is substantially unable to perform his duties by reason of a medically determinable mental or physical impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, or (ii) the Executive is, by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, receiving income replacement benefits for at least 6 months under the plan sponsor’s accident and death plan. The determination that Executive is disabled under this section,if disputed by the parties, shall be resolved by a physician reasonably satisfactory to Executive and the Company, at the Company’s expense, and the determination of such physician shall be final and binding upon both Executive and the Company.

(e)                                  Death.  In the event of Executive’s death, the Accrued Obligations and amounts due under Section 3(b), and Section 3(c) shall be paid to Executive’s Beneficiary within 30 days of such termination. Executive’s Beneficiary shall also be entitled to any death benefits that are provided under the terms of any plan, program or arrangement referred to in Section 3(g) applicable to Executive at the time of death.

(f)                                   Beneficiary.  For purposes of this Agreement, “Beneficiary” shall mean the person or persons designated in writing by Executive to receive benefits under a plan, program or arrangement or to receive the Severance Payments, if any, in the event of Executive’s death, or, if no such person or persons are designated by Executive, Executive’s estate.  No Beneficiary designation shall be effective unless it is in writing and received by the Company prior to the date of Executive’s death.

(g)                                  Parachute Payment.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable or provided to Executive (i) constitute

“parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive’s benefits shall be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 4(g) will be made in writing by a national “Big Four” accounting firm selected by the Company or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon the Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with this Section 4(g).  Any reduction in payments and/or benefits required by this Section 4(g) shall occur in the following order: (1) any cash payments, (2) any taxable benefits, (3) any nontaxable benefits, and (4) any vesting of equity awards, in each case to the extent necessary to maximize the retained payments.

The Accountants shall provide their calculations, together with detailed supporting documentation, to the Company and Executive within thirty (30) calendar days after the date on which the Accountants have been engaged to make such determinations or such other time as requested by the Company or Executive.  If the Accountants determine that no Excise Tax is payable with respect to a payment or benefit, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such payment or benefit.  Any good faith determination of the Accountants made hereunder shall be final, binding and conclusive upon the Company and Executive.

5.                                      Protection of the Company’s Interests.

(a)                                 Non-Competition.  Executive acknowledges and agrees with the Company that Executive’s services to the Company are unique in nature and that the Company would be irreparably damaged if Executive were to provide similar services to any person or entity competing with the Company.  Accordingly, Executive covenants and agrees that from and after the Effective Date, for so long as Executive is employed by the Company and for one year following the termination or cessation of Executive’s employment by the Company for any reason (the “Restricted Period”), Executive shall not, directly or indirectly, either himself or through any agent, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company or its affiliates), engage in the development, marketing, or manufacturing of pharmaceutical products, whether diagnostic or therapeutic, involving cancer stem cells or stem cells which are competitive with the Company’s business actually conducted or described in business plans that were conceived by the Company but not executed, in each case, during the period prior to the Restricted Period.  Executive shall, during the Restricted Period, notify the Company of any subsequent employment which he is scheduled to begin during the Restricted Period (stating the name and address of the employer and the nature of the position).

(b)                                 Non-Solicitation.  Executive further agrees that during the Restricted Period he shall not, directly or indirectly, whether through another person or entity or otherwise, (i) induce or attempt to induce any employee of the Company or any of its affiliates to engage in any activity in which Executive is prohibited to engage by Section 5(a) or to terminate his or her employment with the Company or any of its affiliates, (ii) in any way interfere or attempt to interfere with the relationship between the Company or any of its affiliates, on the one hand, and any employee thereof, on the other hand, (iii) employ or offer employment to any person who was employed by the Company or any of its affiliates unless such person shall have ceased to have been employed by the Company or any of its affiliates for a period of at least 12 months, or (iv) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of its affiliates to cease doing business with the Company or to otherwise limit or reduce its ongoing business relationship with the Company.

(c)                                  Assignment of Inventions.  Executive hereby assigns and agrees to assign to the Company all of his right, title and interest in and to any and all discoveries, inventions (whether or not patentable), developments, trade secrets, technical data, processes, methods, techniques, formulas, compositions, chemical or biological materials, and all original works of authorship in any tangible medium, including without limitation all software and documentation, in each case that are made, conceived, invented, created, developed, written, or otherwise reduced to practice or tangible medium by Executive, under his direction, or jointly with others, during any period that he is employed by the Company from and after the Effective Date, and in any and all applications and registrations for any form of intellectual property applicable thereto (collectively, “the Company Inventions”).  During and after his employment with the Company from and after the effective date of the Prior Agreement, Executive agrees to disclose promptly to the Company any and all the Company Inventions and to cooperate with the Company by taking all actions reasonably requested by the Company, at the Company’s expense, to assist the Company to obtain and enforce proprietary protection for the Company Inventions and shall execute all documents which the Company shall reasonably request in connection therewith.  Executive hereby appoints the Company his agent to execute and deliver any such documents on his behalf in the event he should fail or refuse to do so within a reasonable period following the Company’s request.  Concurrent with the Effective Date, Executive agrees to enter into that certain Assignment Agreement (the “Assignment Agreement”), which shall replace and supersede the Exclusive License Agreement dated December 1, 2003 between Executive and the Company (the “Bergstein Licensing Agreement).

(e)                                  Confidentiality.  Executive understands that the Company continually obtains and develops valuable Confidential Information and Materials which may become known to him or to which he may have access in connection with his employment.  Executive acknowledges that all Materials and all Confidential Information are and shall remain the exclusive property of the Company or the third party providing such information or materials to the Company or Executive.  Executive agrees that he shall not during the term of his employment from and after the effective date of the Prior Agreement, and thereafter, publish, intentionally disclose, or otherwise intentionally make available to any third party, other than to employees of the Company, any Confidential Information or Materials except as expressly authorized in writing by the Company, or except as Executive in his capacity as Chief Executive Officer shall in good faith make available (and except to the extent required to be disclosed by a governmental authority or by order of a court of competent jurisdiction, provided that Executive shall notify the Company promptly of such requirement prior to such disclosure so that the Company may seek a protective order or other appropriate remedy concerning such disclosure, and Executive shall cooperate with the Company in connection therewith).  Executive agrees that he shall use such Confidential Information and Materials only in the performance of his duties to the Company and in accordance with any the Company policies with respect to the protection of Confidential Information and Materials.  Executive further agrees that he shall not use such Confidential Information or Materials for his own benefit or the benefit of any third party (it being understood that, so long as Executive uses Confidential Information and Materials for the benefit of the Company and in accordance with the preceding sentence, he shall not be in violation of this Section 5(e) if any such permitted use results in incidental benefits to Executive or a third party).  Executive agrees to exercise all reasonable precautions to protect the integrity and confidentiality of Confidential Information and Materials in his possession and to remove any materials containing any Confidential Information or Materials from the premises of the Company only to the extent necessary to or in furtherance of his employment.  Upon the termination of his employment, or at any time upon the Company’s request, Executive shall return immediately to the Company all copies of any Confidential Information or the Company Inventions and all Materials then in his possession or under his control.

As used herein, the following terms shall have the following meanings:

(i)                                     “Confidential Information” shall mean proprietary and confidential information concerning the business, business relationships or financial affairs of the Company, including without limitation the Company Inventions and other inventions or works owned or controlled by the Company, research and development activities of the Company, product and marketing plans, databases, financial data, personal data, research data, technical specifications, product prices, customer and supplier information and information disclosed to the Company or to Executive by third parties of a proprietary or confidential nature or under an obligation of confidence.  Confidential Information shall not include information which (a) is or becomes generally known within the Company’s industry through no violation of this Agreement by Executive or (b) is lawfully and in good faith made available to Executive by a third party who did not derive it from the Company and who imposes no obligation of confidence on Executive.  Additionally, all Assigned Patent Rights (as defined in the Assignment Agreement) and information related thereto under the Assignment Agreement shall constitute Confidential Information.

(ii)                                  “Materials” shall mean all chemical or biological materials of any kind, including, without limitation, any and all reagents, substances, chemical compounds, proteins or derivatives thereof, subcellular constituents, cells or cell lines, tissue samples, organisms and progeny, mutants, derivatives or replications thereof or therefrom.

(f)                                   Non-Disparagement. (i) Executive shall not at any time (whether during or after the Term) make any statement or disclosure or otherwise cause or permit to be stated or disclosed any information which is designed, intended or might reasonably be perceived to be designed or intended to have a negative impact or adverse effect on the Company or its business. (ii) Notwithstanding the foregoing, nothing contained in this Agreement or in Section 5(f)(ii) in particular prohibits Executive or is intended to prohibit Executive from providing truthful information about his employment or the Company to any governmental entity, regulatory agency, judicial or dispute resolution forum, or to interfere with or prevent Executive from commencing, defending or participating fully in a judicial proceeding or dispute resolution process. This Section 5(f)(ii) may be raised by Executive as a complete bar to any claim of Cause or any proceeding brought under Section 5(g) to the extent the claim of Cause or the proceeding concerns a statement or disclosure permissible under Section 5(f)(ii).

(g)                                  Injunctive Relief.  Without intending to limit the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in this Section 5, may result in material irreparable injury to the Company or its affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company, its affiliates or subsidiaries, shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by this Section 5 or such other relief as may be required to specifically enforce any of the covenants in this Section 5.

6.                                      Indemnification.  Contemporaneous with the Effective Date of this Agreement, the Company will execute and deliver an Indemnification Agreement with Executive in the form customary for a similarly positioned public the Company, and as approved by the Board.

7.                                      No Mitigation or Offset.  Executive shall not be required to mitigate the amount of any payment provided for herein by seeking other employment or otherwise, and any such payment will not be reduced in the event such other employment is obtained.

8.                                      Section 409A.  Anything to the contrary notwithstanding, (a) all payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.  Notwithstanding anything in the Agreement to the contrary, if the Executive is a “specified employee,” as such term is defined in Section 409A(2)(B) of the Code, at the time of his “separation from service” with the Company, and if any payment or benefit to which he shall become entitled under this Agreement would be considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, no distribution may be made of any such payment to the Executive and no such in-kind benefits or reimbursement of expenses may be provided to the Executive prior to the earlier of (i) the expiration of the six (6) month period following the date of Executive’s “separation from service” (as such term is defined by Section 409A of the Code, and the regulations promulgated thereunder), or (ii) the date of Executive’s death, but only to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code.  The payments and benefits to which Executive would otherwise be entitled during the first six (6) months following his separation from service shall be accumulated and paid or provided, as applicable, in a lump sum, on the first payroll date of the Company that is six (6) months and one day following Executive’s separation from service and any remaining payments or benefits will be paid in accordance with the normal payment dates specified for them herein. Each payment pursuant to the Agreement that is due at a different time shall be considered to be a separate payment for purposes of Section 409A of the Code.

9.                                      HSR.  Prior to any acquisition of common stock of the Company, whether by way of open market purchase, vesting of Restricted Stock, conversion or exercise of options or warrants, or otherwise, and whether or not contemplated by this Agreement (“Acquisition”), Executive and the Company will take commercially reasonable efforts in respect of any Acquisition to ensure that Executive complies with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), 15 U.S.C. § 18a, including making any filings required under the HSR Act, paying the necessary filing fees, which will be the sole responsibility of the Executive to pay, and observing the statutory waiting period(s).  Subject to the foregoing, Executive will provide at least 60 days’ written notice to the Company prior to any Acquisition that would require a filing under the HSR Act.

10.                               General Provisions.

(a)                                 No Other Severance Benefits.  Except as specifically set forth in this Agreement, Executive covenants and agrees that he shall not be entitled to any other form of severance benefits from the Company, including, without limitation, benefits otherwise payable under any of the Company’s regular severance plans or policies, in the event his employment ends for any reason.

(b)                                 Tax Withholding.  All amounts paid to Executive hereunder shall be subject to all applicable federal, state and local wage withholding.

(c)                                  Expenses.  The Company shall advance or pay all expenses (including reasonable attorney’s fees) incurred by Executive in connection with the preparation of and entry into this Agreement up to an aggregate of $25,000.

(d)                                 Notices.  Any notice hereunder by either party to the other shall be given in writing by personal delivery, or certified mail, return receipt requested, or (if to the Company) by telex or facsimile, in any case delivered to the applicable address set forth below:

(i)                         To the Company:                       Stemline Therapeutics, Inc.
750 Lexington Avenue
Sixth Floor
New York, New York 10022

With a copy to:

Edwards Wildman Palmer LLP
111 Huntington Avenue
Boston, MA 02119
Attn: James T. Barrett, Esq.

(ii)                      To Executive:                                            Ivan Bergstein, M.D.
c/o Stemline Therapeutics, Inc.
750 Lexington Avenue
Sixth Floor
New York, New York 10022

With a copy to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, NY 10022-2585
Attn:  Steve G. Eckhaus, Esq.

or to such other persons or other addresses as either party may specify to the other in writing.

(e)                                  Assignment; Assumption of Agreement.  No right, benefit or interest hereunder shall be subject to assignment, encumbrance, charge, pledge, hypothecation or setoff by Executive in respect of any claim, debt, obligation or similar process.  the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(f)                                   Amendment.  No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the parties.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(g)                                  Severability.  If any term or provision hereof is determined to be invalid or unenforceable in a final court or arbitration proceeding, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(h)                                 Governing Law; Waiver of Jury Trial; Dispute Resolution.

(i)  This Agreement shall be governed by and construed in accordance with the laws of the State of New York (determined without regard to the choice of law provisions thereof).

(ii)  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(iii)  Each party agrees that, subject to the Company’s rights under Section 5(h), all disputes that cannot be amicably resolved within 30 days of written notice of such dispute shall be resolved pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association (AAA) in New York, New York, then in effect, before a single arbitrator of the American Arbitration Association (AAA) or of the Judicial Arbitration and Mediation Service (JAMS) in New York, New York, with each party to bear its own costs and fees, including, without limitation, legal fees.  In no event shall exemplary, consequential or punitive damages be available to either party.  Both parties consent to entry of judgment of any such arbitration in the New York State Supreme Court or in the United States District Court having jurisdiction over the parties.

(i)                                     Entire Agreement.  This Agreement together with the Assignment Agreement and the Indemnification Agreement, when executed, contain the entire agreement of Executive, the Company and any predecessors or affiliates thereof with respect to the subject matter hereof, and all prior agreements including the Prior Agreement and the Bergstein Licensing Agreement are superseded hereby.

(j)                                    Counterparts.  This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.

STEMLINE THERAPEUTICS, INC.

By:	/s/ Kenneth Hoberman
	Name:	Kenneth Hoberman
	Title:	Vice President of Operations

EXECUTIVE

/s/ Ivan Bergstein, M.D.
IVAN BERGSTEIN, M.D.

Annex A

Milestone Incentives may be granted for each of the following achievements: (A) initiation of a clinical trial, (B) completion of a clinical trial, (C) presentation of clinical trial data at a conference, (D) FDA approval, (E) corporate “partnership”, (F) $200 million of market cap and for each additional $100 million of market cap.  The Board may set additional milestones in consultation with the Executive in the first quarter of each year.